As filed with the Securities and Exchange Commission February 20, 1997

                                                     Registration No. __________

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   __________

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                    ________

                              FIRST HAWAIIAN, INC.
             (Exact name of registrant as specified in its charter)

                         Delaware                        99-0156159
             (State or other jurisdiction of          (I.R.S. Employer
              incorporation or organization)         Identification No.)

           999 Bishop Street, Honolulu, Hawaii              96813
         (Address of Principal Executive Offices)        (Zip Code)

                    FIRST HAWAIIAN, INC. PROFIT SHARING PLAN
                        FIRST HAWAIIAN, INC. FUTURE PLAN
                           (Full title of the plans)

                              Walter A. Dods, Jr.
                      Chairman and Chief Executive Officer
                              First Hawaiian, Inc.
                               999 Bishop Street
                             Honolulu, Hawaii 96813
                    (Name and address of agent for service)

          Telephone number, including area code, of agent for service:
                                 (808) 525-7000





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
                        Calculation of Registration Fee

                                  Proposed      Proposed
 Title of                         maximum       maximum
securities        Amount to       offering      aggregate        Amount of
  to be             to be         price per     offering        registration
registered        registered        unit*        price*             fee

----------        ----------      ---------     -----------     -------------
Common Stock      1,000,000       $33.4375      $33,437,500     $10,132.58

          In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

* Estimated in accordance with Rule 457(h) and Rule 457(c) of the Securities Act of 1933 solely for the purpose of calculating the registration fee as follows: $33,437,500 for 1,000,000 shares of common stock based on a price of $33.4375 per share, the average of the high and low trading prices of the common stock of First Hawaiian, Inc. on the Nasdaq Stock Market on February 14, 1997.

PART II - INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

          The following documents filed by First Hawaiian, Inc. (hereinafter the "Company"), the First Hawaiian, Inc. Profit Sharing Plan (hereinafter the "Profit Sharing Plan"), or the First Hawaiian, Inc. Future Plan (hereinafter the "Future Plan") with the Securities and Exchange Commission are incorporated in this Registration Statement by this reference as of their respective dates:

                   1. The Company's Form 10-K Annual Report for the year ended December 31, 1995.

                   2. All other reports of the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 1995.





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
                   3. The description of the Common Stock contained in the Registration Statement (and past and future amendments thereto) for such stock filed under Section 12 of the Securities Exchange Act of 1934.

          In addition, all documents subsequently filed by the Company, the Profit Sharing Plan, or the Future Plan pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of such filing of such documents.

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.





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
Item 4.  Description of Securities.

          The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, par value $5.00 per share (the "Common Stock"). At December 31, 1996, there were 31,774,420 shares of Common Stock issued and outstanding. This includes 22,337 shares which were converted by law into the shares of the Common Stock of the Company from shares of the common stock of ANB Financial Corporation in connection with the 1996 merger of ANB Financial Corporation with a subsidiary of the Company. American Stock Transfer and Trust Company is the transfer agent and registrar for the Common Stock.

          Holders of the Common Stock are entitled to receive dividends when, as, and if declared by the Board of Directors out of funds legally available for dividends.

          The holders of the Common Stock are entitled to one vote for each share held on all matters as to which stockholders are entitled to vote. There are no cumulative voting rights in the election of directors. The quorum required at a stockholders' meeting for consideration of any matter is a majority of shares entitled to vote on the matter, represented in person or by proxy.

          In the event of any liquidation, dissolution, or winding up of the Company, the holders of the Common Stock are entitled to receive pro rata any assets distributable to stockholders in respect of shares held by them, after payment of all obligations of the Company.

          Holders of the Common Stock have preemptive rights to subscribe for additional authorized shares of any capital stock of the Company, unless the stockholders' action authorizing an additional issue provides otherwise or the stock is used to accomplish a merger with or acquisition of another corporation, bank, or trust company, to the extent deemed proper by the Board of Directors. The holders of the Common Stock have waived their preemptive rights to acquire 54,640 shares of Common Stock reserved for issuance under the Company's Incentive Plan for Key Executives, of which 20,049 shares remain unissued; 200,000 shares of Common Stock, which may be used in possible financing programs; and 5,170,000 shares of Common Stock, which were issued in a public offering commenced by the Company in July 1990.

          The outstanding shares of the Common Stock (including the shares registered pursuant to this Registration Statement) are duly authorized, validly issued, fully paid, and nonassessable.

Item 5.  Interests of Named Experts and Counsel.

          Not applicable.

Item 6.  Indemnification of Officers and Directors.

          Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

          The Certificate of Incorporation of the registrant provides:

          Thirteenth. To the fullest extent permitted by the Delaware General Corporation Law as it exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director.

The Bylaws of the registrant provide:

                                   ARTICLE XI

                                INDEMNIFICATION

          Section 11.1. To the extent permitted by Delaware law from time to time in effect and subject to the provisions of Section 11.2, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.





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
          Section 11.2. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

          Section 11.3. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 11.1 and 11.2, or in defense of any claim, issue or matter therein, he shall be indemnified by the Corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          Section 11.4. Any indemnification under Sections 11.1 and 11.2 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in said Sections 11.1 and 11.2. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or (ii) if such a quorum is not obtainable, or, even if obtainable and a quorum of disinterested directors so directs, by independent legal counsel (compensated by the Corporation) in a written opinion; or (iii) by the shareholders.

          Section 11.5. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article.

          Section 11.6. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

          Section 11.7. The indemnification and advancement of expenses provided by or granted to this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          Section 11.8. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article or of Section 145 of the General Corporation Law of Delaware, as it may be amended or substituted for.





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
          The registrant carries directors' and officers' liability insurance.

Item 7.  Exemption from Registration Claimed.

          None.

Item 8.  Exhibits.

  Exhibit No.      Description
  -----------      -----------
      23           Consent of Coopers & Lybrand L.L.P.
      24           Powers of Attorney

Item 9.  Undertakings.

          (a)      The undersigned registrant hereby undertakes:

                   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933;

                           (ii)     To reflect in the prospectus any facts or
events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;





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
                       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (3) To remove from registration by means of a post-effective amendment of any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (d) Pursuant to the instructions to Item 8(b) of Form S-8, the registrant will cause the Profit Sharing Plan, as amended since its most recent determination letter, to be submitted to the Internal Revenue Service in a timely manner and will make all changes required by the Internal Revenue Service in order to qualify the Profit Sharing Plan.

          (e) Pursuant to the instructions to Item 8(b) of Form S-8, the registrant will cause the Future Plan, as amended, to be submitted to the Internal Revenue Service in a timely manner and will make all changes required by the Internal Revenue Service in order to qualify the Future Plan.





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
                                   SIGNATURES

          The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Honolulu, State of Hawaii, on this 20th day of February, 1997.

                                         FIRST HAWAIIAN, INC.


                                         By /s/ Howard H. Karr
                                            ------------------------------------
                                         Howard H. Karr
                                         Executive Vice President & Treasurer

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Signature                                       Title                              Date
---------                                       -----                              ----
                                                Chairman and Chief
Walter A. Dods, Jr.*                            Executive Officer,                 February 20, 1997
-----------------------------                   Director (principal
Walter A. Dods, Jr.                             executive officer)

                                                Executive Vice
/s/ Howard H. Karr                              President & Treasurer              February 20, 1997
-----------------------------                   (principal financial
Howard H. Karr                                  & accounting officer)

John W.A. Buyers*                               Director                           February 20, 1997
-----------------------------
John W.A. Buyers

John C. Couch*                                  Director                           February 20, 1997
-----------------------------
John C. Couch

Dr. Julia Ann Frohlich*             Director          February 20, 1997
-----------------------------
Dr. Julia Ann Frohlich

Paul Mullin Ganley*                 Director          February 20, 1997
-----------------------------
Paul Mullin Ganley

David M. Haig*                      Director          February 20, 1997
-----------------------------
David M. Haig

John A. Hoag*                       Director          February 20, 1997
-----------------------------
John A. Hoag

Bert T. Kobayashi, Jr.*             Director          February 20, 1997
-----------------------------
Bert T. Kobayashi, Jr.

Dr. Richard T. Mamiya*              Director          February 20, 1997
-----------------------------
Dr. Richard T. Mamiya

George P. Shea, Jr.*                Director          February 20, 1997
-----------------------------
George P. Shea, Jr.

John K. Tsui*                       Director          February 20, 1997
-----------------------------
John K. Tsui

Dr. Fujio Matsuda*                  Director          February 20, 1997
-----------------------------
Dr. Fujio Matsuda

Dr. Roderick F. McPhee*             Director           February 20, 1997
-----------------------------
Dr. Roderick F. McPhee

Fred C. Weyand*                     Director           February 20, 1997
-----------------------------
Fred C. Weyand

Robert C. Wo*                       Director           February 20, 1997
-----------------------------
Robert C. Wo

            The Plans. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated. (Note: The Profit Sharing Committee is the administrative committee responsible for the administration of the Profit Sharing Plan and the Future Plan.)

Signature                            Title                    Date
---------                            -----                    ----
Roy E. King, Jr.*                    Member, Profit           February 19, 1997
-----------------------------        Sharing Committee
Roy E. King, Jr.

                                     Member, Profit
-----------------------------        Sharing Committee        ------------------
William B. Johnstone, III

Corbett A.K. Kalama*                 Member, Profit           February 19, 1997
-----------------------------        Sharing Committee
Corbett A.K. Kalama

Kathryn Okazaki*                     Member, Profit           February 19, 1997
-----------------------------        Sharing Committee
Kathryn Okazaki

Vera V. Thomas*                      Member, Profit           February 19, 1997
-----------------------------        Sharing Committee
Vera V. Thomas

*By /s/ Howard H. Karr
    --------------------------------
    Howard H. Karr, Attorney in Fact





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